EXHIBIT 99.1

BICO, INC.                                                          NEWS RELEASE

                       BICO, INC. ANNOUNCES RESTRUCTURING

Dove Canyon, California - March 30, 2005 - BICO, Inc. (OTCBB: BIKO - News) announced that the holders of Series M Preferred Shares had unanimously agreed to a reduction in their conversion ratio from the original 1,000 shares of Common Stock for each share of Series M Preferred, to a significantly reduced ratio of 13.15 shares of Common Stock for each share of Series M Preferred. The holders of Series M also agreed to extend the conversion date from November 11, 2006 to a schedule that begins November 11, 2007 when a portion of the Series M shares will be exchange for common at the new ratio. There are 125,470,031 shares of Series M Preferred Shares issued and outstanding.

The Company also announced Ken Raznick's resignation as a director and officer. Mark DiCamillo, Chief Operating Officer of the Company, was appointed to the board pursuant to the By-laws of the Company to fill the vacancy created by Mr. Raznick's resignation.

The Company's goal is to provide its customers with a range of Internet connected solutions to meet their communication needs, and to keep pace with recent marketplace developments as the telecommunications industry adjusts to the convergence of voice, data and video delivery. "The ongoing convergence of voice, data, and video delivery into consumers' homes along with the growing desire for more information security and identity protection puts BICO in a very good position' said Rick Greenwood, CEO of BICO.

"The management team continues to make steady progress in moving forward toward realizing our potential." Greenwood continued. BICO expects initial orders to commence in the very near future as it begins to validate its business model working with property mangers in the apartment and hotel industries.

The reduction in the conversion ratio for the Series M Preferred Shares, changes in management, a cash payment to the Company of $117,500 and various releases of claims are, among other things, part of the comprehensive resolution of certain claims arising from the merger of cXc Services, Inc. into the Company last year. The revised conversion ratio of the Series M Preferred Shares provides original BICO common stockholders with a substantially greater percentage of ownership of the Company on a fully diluted basis. With the restructuring completed, management believes that the Company will now have additional avenues available to it to raise funds necessary to support its business strategy .

For further information contact:

John Hannesson
Phone: 949 509-9858
Fax: 949 509-9867
investor-relations@bicoservices.com
Web: www.bicoservices.com

This news release may include comments that may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, financings, revenues, sales of products or advertising, cash flow and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to obtain necessary financing in time to meet contractual obligations, develop appropriate strategic alliances, raise working capital, successful development and implementation of technology, acceptance of the company's products and services, build a functional infrastructure of servers and other support equipment necessary to support the functionality of the WebPhone deployment, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.